Exhibit 99.1

Sunwin International Neutraceuticals Acquires 100% interest of Qufu Shengren Pharmaceutical Co., Ltd

•	Acquisition Enables Sunwin to Increase High Grade Stevia Production Capacity to 250 tons Annually as It Positions to Meet Increasing Global Stevia Demand

QUFU, CHINA--(MARKET WIRE)—April 8, 2009 – Sunwin International Neutraceuticals, Inc. (OTC BB: SUWN.OB), a leader in the production and distribution of Chinese herbs, veterinary medicines and one of the world's leading producers of all natural, zero calorie Stevia in China, announced today its wholly owned subsidiary, Qufu Natural Green Engineering Co., Ltd. acquired Qufu Shengren Pharmaceutical Co., Ltd. (“Qufu Shengren”) in a stock exchange valued at $3,000,000.  The purchase price is equal to one times the net tangible asset value of Qufu Shengren.

Qufu Shengren, founded in December 2003, manufactures and distributes pharmaceutical products throughout China. In March 2007, Qufu Shengren received a Certificate of Good Manufacturing Practices (“GMP Certificate”) from State Food and Drug Administration in China for its pharmaceutical products. Sunwin expects to convert Qufu Shengren’s pharmaceutical production facilities to the production of high grade stevia in approximately three months saving substantial construction time for Sunwin. Once the conversion of the facility is complete, Sunwin expects its overall high grade stevia production capacity to rise to up to 250 tons annually.

Commenting on the acquisition, Chairman Laiwang Zhang stated, “We are extremely pleased to have Qufu Shengren as a part of the Sunwin family.  This acquisition is an important step forward for Sunwin as we build on our strategic partnership with WILD Flavors Inc. Management is committed to broadening our stevia production capabilities and Qufu Shengren will enable us to get there quickly in a cost effective manner.  We expect that the acquisition of Qufu Shengren will be highly accretive to our shareholders in fiscal 2010 beginning in May of this year.  We also believe that this acquisition will solidify our position us as one of the world’s top producers of high grade stevia. We are very excited about our prospects for 2009 and beyond, as we see the demand and price for stevia is on the rise while the price of most of the world’s other commodities are on the decline.”

About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals (OTC BB:SUWN.OB - News) engages in the areas of essential traditional Chinese medicine, zero calorie natural sweetener (stevia), and veterinary medicines and feeds prepared from 100 percent organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. For more info about Sunwin, please visit http://www.sunwininternational.com

About OnlySweet(TM)

OnlySweet(TM) is a proprietary product blended with Stevioside (stevia), an all natural, zero calorie, zero sugar, naturally sweet dietary supplement, extracted from the leaves of the stevia rebaudiana plant. OnlySweet(TM) is blended and packaged in the United States, and is distributed by SUNWIN USA, Inc. in over 3,500 grocery stores in the United States. Stevia is used as a food additive in a wide variety of products, such as beverages, pastries, dairy products, confections and medicinal products in Japan, China, Malaysia, Israel, South Korea, Brazil and other countries. In the United States, OnlySweet(TM) is a dietary supplement sold in boxes of 100 and 200 packets. It has zero calories and does not significantly alter blood sugar levels. OnlySweet(TM) is unique because its stevia only comes directly from Sunwin International Neutraceuticals (OTC BB:SUWN.OB - News), one of the world's largest stevia manufacturers, assuring consistency and purity.

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Sunwin International Neutraceuticals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our estimated time to complete conversion of the Qufu Shengren facility to stevia production, the estimated increase in stevia production capacity as a result of the Qufu Shengren facility conversion, our expectations of increased revenues and net income and our prospects for 2009 and the demand and price for stevia.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2008 and our reports on Form 10-Q.

Contact:

     Gary Liu
     Telephone: 954-363-7333 ext. 318
     Email: ir@sunwininternational.com